Exhibit 10.12

HELIOS TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR Compensation Policy

Effective January 1, 2022

1.
General. This Non-Employee Director Compensation Policy (this “Policy”) sets forth the cash and equity-based compensation that has been recommended by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Helios Technologies, Inc., a Florida corporation (the “Company”), and approved by the Board, as payable to non-employee members of the Board who are not also serving as employees of the Company or any of its subsidiaries (“Non-Employee Directors”). The cash and equity-based compensation described in this Policy shall be paid or be made, as applicable, by the Company automatically and without further action of the Board or the Committee, to each Non-Employee Director who may be eligible to receive such compensation. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.
2.
Quarterly Cash Retainer Fee. A person who is a Non-Employee Director on the date of a regular quarterly Board meeting (each, a “Quarterly Meeting”) and who will continue to serve as a Non-Employee Director following such Quarterly Meeting shall paid an amount in cash equal to $22,187.50 as soon as practicable (but no later than 15 days) following the date of such Quarterly Meeting.
3.
Equity Compensation. Non-Employee Directors shall be granted the equity awards described below under and subject to the terms and provisions of the Helios Technologies 2019 Equity Incentive Plan (the “Equity Plan”). The awards described below in Sections 3(a), 3(b) and 3(c) shall be granted pursuant to an award agreement in substantially the same form most recently approved by the Board as of the applicable grant date, setting forth the terms of the award, consistent with the Equity Plan (the “Form Award Agreement”). For purposes of this Section 3, the number of shares of common stock, par value $.001 per share, of the Company (“Shares”) subject to any Restricted Stock Units (as defined in the Equity Plan) award will be determined by dividing the grant date dollar value specified in Section 3(a), 3(b) or 3(c) below by the Fair Market Value (as defined in the Equity Plan) of a Share on the grant date, and rounding to the nearest whole Share. For the avoidance of doubt, the awards described in this Section 3 shall vest in full in the event of a termination of the Non-Employee Director’s service on the Board other than for “cause” in accordance with the terms of the Form Award Agreement.
(a)
Base Quarterly Equity Awards. A person who is a Non-Employee Director on the date of a Quarterly Meeting and who will continue to serve as a Non-Employee Director following such Quarterly Meeting shall be automatically granted, on the date of such Quarterly Meeting, a Restricted Stock Unit award with a grant date dollar value equal to $38,750 (a “Quarterly Base Award”). Each Quarterly Base Award shall vest on the first anniversary date of the applicable grant date, subject to the Non-Employee Director’s continued service on the Board through such vesting date.
(b)
Additional Independent Board Chair Equity Award. A person who is a Non-Employee Director serving as Chair of the Board on the date of a Quarterly Meeting and who will continue to serve as a Non-Employee Director and Chair of the Board following such Quarterly Meeting shall be automatically granted, on the date of such Quarterly Meeting, an additional Restricted Stock Unit award with a grant date dollar value equal to $26,500 (a “Quarterly Board Chair Award”). Each Quarterly Board Chair Award shall vest on the first anniversary date of the applicable grant date, subject to the Non-Employee Director’s continued service on the Board through such vesting date.

(c)
Additional Committee Chair Equity Awards. A person who is a Non-Employee Director serving as the Chair of a Board committee on the date of a Quarterly Meeting and who will continue to serve as a Non-Employee Director and Chair of such Board committee following such Quarterly Meeting shall be automatically granted, on the date of such Quarterly Meeting, an additional Restricted Stock Unit award with the following grant date dollar value for each applicable Chair position (each such award, a “Quarterly Committee Chair Award”): (i) $5,000 for the Audit Committee Chair; (ii) $5,000 for the Compensation Committee Chair; (iii) $2,500 for the Environmental, Social and Governance Committee Chair; and (iv) $2,500 for the Nominating Committee Chair. Each Quarterly Committee Chair Award shall vest on the first anniversary date of the applicable grant date, subject to the Non-Employee Director’s continued service on the Board through such vesting date.
4.
Expense Reimbursement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by each Non-Employee Director in the performance of his or her duties as a member of the Board or any committee thereof, including reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board or any committee thereof, and shall reimburse each Non-Employee Director for the reasonable out-of-pocket expenses related to travel by the Non-Employee Director’s spouse in connection with the business of the Board. Such reimbursements, in any case, will be subject to the Company’s timely receipt of adequate supporting documentation of such expenses.
5.
Other Compensation. The Board may from time to time approve additional compensation to Non-Employee Directors. The type and amount of such compensation, and the terms and conditions of any awards, shall be determined by the Board at the time of such grants.
6.
Stock Ownership Guidelines. All Non-Employee Directors are subject to the Company’s Stock Ownership Guidelines for Non-Employee Directors as amended from time to time.
7.
Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion.
8.
Miscellaneous. The adoption and maintenance of this Policy shall not be deemed to be a contract between the Company and any Non-Employee Director to retain his or her position as a Non-Employee Director. The rights, benefits or interests a Non-Employee Director may have under this Policy are not assignable or transferable and shall not be subject in any manner to alienation, sale or any encumbrances, liens, levies, attachments, pledges, charges or other legal process of the Non-Employee Director or his or her creditors.